PROSPECTUS SUPPLEMENT NO. 16

                                  $792,000,000
                           ANIXTER INTERNATIONAL INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                           COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated August 30, 2000 of Anixter International Inc., as supplemented September 8, 2000, September 15, 2000, September 29, 2000, October 10, 2000, October 17, 2000, November 20, 2000,
December 1, 2000, January 12, 2001, January 31, 2001, February 20, 2001, March 12, 2001, June 11, 2001, June 25, 2001, July 2, 2001 and October 19, 2001
relating to the sale by certain of our securityholders (including their pledgees, donees, transferees or other successors) of up to $792,000,000 principal amount at maturity of LYONs and up to 5,908,558 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entity named below as a Selling Securityholder:

                                                                   AGGREGATE
                                                                PRINCIPAL AMOUNT
                                                                  OF LYONS AT       NUMBER OF SHARES
                                                                 MATURITY THAT      OF COMMON STOCK
                                                                  MAY BE SOLD       THAT MAY BE SOLD
                                                                ----------------    ----------------
Victory Capital Management, as Trustee for Parker
  Key/Convertible...........................................      $    239,000             1,783
Additionally, the following line item in the table of Selling Securityholders is hereby amended as follows:
  Total.....................................................       527,108,000         3,932,316

     INVESTING IN THE LYONS OR THE COMMON STOCK INVOLVES RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(TM) TRADEMARK OF MERRILL LYNCH & CO.

          The date of this prospectus supplement is February 27, 2002